Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Kathleen L. Schirling, Senior Vice President

Director of Marketing

Kschirling@chittenden.com

Phone: 802-660-1363

Fax: 802-660-1285

January 7, 2005	# 15/05

CHITTENDEN BANK ANNOUNCES THE RETIREMENT OF PRESIDENT AND CEO LAWRENCE W. DESHAW

Burlington, Vermont – Chittenden Corporation announced today Lawrence W. DeShaw, President and CEO of Chittenden Bank, will retire at the end of the first quarter of 2005, after 34 years of dedicated service.

“This decision did not come easy, after 34 years of service to Chittenden. Chittenden Bank means a great deal to me and I will truly miss everyone I have worked with over the years. I have chosen to make this transition at a time when Chittenden is strong and stable. The senior management team is knowledgeable and fully committed to our customers. Our Board of Directors is engaged and experienced in all of the facets of business in the communities we serve” said DeShaw.

Mr. DeShaw joined Chittenden in 1971, as a Loan Officer in the Personal Credit Department and later that year was promoted to Treasurer. Over the next 6 years, Mr. DeShaw was promoted to Assistant Vice President in the Personal Credit Department and then Vice President of the Commercial Loan Department. In 1983, he was promoted to President of Mountain Trust Company, an affiliate of Chittenden Trust Company at the time. In 1985, Mountain Trust Company was merged into Chittenden and Mr. DeShaw returned to Commercial Lending. Soon after, he was promoted to the President of Chittenden’s Mortgage Company, where he remained for 2 years. Mr. DeShaw was then promoted to Executive Vice President in charge of Operations and Technology for the Corporation and in January of 2003, he took over the Presidency of Chittenden Bank.

Throughout his career, Mr. DeShaw has taken Chittenden through many difficult and exciting times. In 1971, Chittenden’s assets were $173 Million. Between 1971 and today Chittenden has acquired 10 banks and has grown the assets of Chittenden Bank to $3 Billion and Chittenden Corporation, the parent company to $6.1 Billion. In 1971, Chittenden Bank had 14 locations. Today, they cover nearly every corner of Vermont with 51 locations.

Mr. DeShaw has been a key part of the Executive Management Team of Chittenden Corporation. He has aided in launching new products and services to our customers, merged several acquired banks and most recently was involved in a significant system wide conversion.

“At Chittenden Corporation, we all share a sense of sadness as Larry retires. We wish to thank him for his valuable contributions to Chittenden and its clients” commented Paul Perrault, Chairman of Chittenden Corporation.

ABOUT CHITTENDEN BANK

Chittenden Bank is a full-service, Vermont-headquartered and managed bank providing a wide range of financial services and products to individuals and businesses. As the largest Vermont-based bank in the state, Chittenden offers 51 locations. To find out more about Chittenden, visit our website at www.chittenden.com or call your local branch.

ABOUT CHITTENDEN CORPORATION

Chittenden Corporation is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses and the public sector.

-XX-

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center and it owns Chittenden Insurance Group and Chittenden Securities, Inc.